Exhibit 5.1

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LONDON		BALTIMORE
SINGAPORE		WILMINGTON
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BOSTON		MYANMAR
HOUSTON		OMAN
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HANOI		OF DUANE MORRIS
HO CHI MINH CITY
MEXICO CITY
ALLIANCE WITH
MIRANDA & ESTAVILLO
SRI LANKA
	December 30, 2014	ALLIANCE WITH GOWERS INTERNATIONAL

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, Texas 77094

Ladies and Gentlemen:

We have acted as counsel to Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of up to 6,000,000 shares (the “Shares”) of the common stock, par value $0.01 per share (“Common Stock”), of the Company pursuant to the Diamond Offshore Drilling, Inc. Equity Incentive Compensation Plan (the “Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Plan, the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) and Amended and Restated Bylaws, as amended to the date hereof, certain resolutions of the Company’s Board of Directors or a committee thereof adopting the Plan, approving the Registration Statement and reserving for issuance the Shares issuable pursuant to the Plan, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity and competency of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or other copies and the authenticity of the originals of

DUANE MORRIS LLP
1330 POST OAK BOULEVARD, SUITE 800 HOUSTON, TX 77056-3166	PHONE: +1 713 402 3900 FAX: +1 713 402 3901

Diamond Offshore Drilling, Inc.
December 30, 2014

such documents and (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects. As to all questions of fact material to these opinions, we have relied solely upon the above-referenced certificates or comparable documents and have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based on the foregoing, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion that the Shares, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Delaware law and as contemplated under the Plan, will be validly issued, fully paid and nonassessable.

The opinions expressed above are subject to the assumptions that (i) the Registration Statement (including, as applicable, all necessary post-effective amendments thereto) shall have become effective under the Securities Act, (ii) all actions required to be taken under the Plan by the Board of Directors of the Company or any committee thereof shall have been taken by the Board of Directors of the Company or such committee, respectively, (iii) such Shares shall have been duly issued and delivered in accordance with the terms of the Plan and the terms of any other agreement relating to any grants thereunder or the Shares, (iv) upon any issuance of the Shares, the total number of shares of Common Stock issued and outstanding or otherwise reserved for issuance will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Restated Certificate and (v) all applicable provisions of the “Blue Sky” and securities laws of the various states and other jurisdictions in which the Shares may be offered and sold shall have been complied with. We have also assumed that the Shares, when issued, will be duly authenticated by the transfer agent and registrar for the Shares.

The opinions expressed herein are limited to the corporate laws of the State of Delaware (collectively, the “Applicable Laws”). No opinion is expressed as to the effect on the matters covered by this letter of the laws of (i) the State of Delaware other than the Applicable Laws or (ii) any jurisdiction other than the State of Delaware, whether in any such case applicable directly or through the Applicable Laws. We express no opinion regarding any federal or state securities laws or regulations or as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

The opinions expressed herein are rendered as of the date hereof and are based on existing law, which is subject to change. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Diamond Offshore Drilling, Inc.
December 30, 2014

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This letter may be relied upon by the Company and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the use of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Duane Morris LLP